Shutterfly, Inc. 8-K

Exhibit 99.1

Shutterfly, Inc. Announces Results of 2015 Special Meeting

Redwood City, CA -- 12/18/15 – Shutterfly, Inc. (Nasdaq: SFLY) announced the results of its stockholder vote at the company's 2015 Special Meeting of Stockholders held today. Stockholders approved the 2015 Equity Incentive Plan authorizing 1.4 million new shares for grant to employees as described in the proxy statement dated November 18, 2015.

A total of 88.5% of the 35.3 million shares outstanding voted on the proposal with 75.4% of the votes cast approving the proposal. Shutterfly would like to thank its stockholders for their support.

About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly, where your photos come to life in photo books, cards and gifts; Tiny Prints, premium cards and stationery for all life’s occasions; Wedding Paper Divas, wedding invitations and stationery for every step of the planning process; MyPublisher, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; ThisLife, a private, cloud-based solution that makes it easy for consumers to find, share and enjoy their photos and videos, all in one place; and BorrowLenses, the premier online marketplace for photographic and video equipment rentals. For more information about Shutterfly, Inc. (SFLY), visit www.shutterflyinc.com.

Investors
Christiane Pelz, (650) 632-2310

cpelz@shutterfly.com